SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: December 8, 2000

                Exact Name of
Commission      Registrant              State or other    IRS Employer
File            as specified            Jurisdiction of   Identification
Number        		in its charter	        	Incorporation	    Number
-----------     --------------          ---------------   --------------

1-12609         PG&E Corporation        California        94-3234914

1-2348          Pacific Gas and         California        94-0742640
                Electric Company




Pacific Gas and Electric Company        PG&E Corporation
77 Beale Street, P.O. Box 770000        One Market, Spear Tower, Suite 2400
San Francisco, California  94177        San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company        PG&E Corporation
           (415) 973-7000               (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.  Other Events

A.  Valuation of Pacific Gas and Electric Company's Hydroelectric Generating
Assets

On December 5, 2000, Pacific Gas and Electric Company (Utility), the California subsidiary of PG&E Corporation, submitted updated testimony in the Utility's proceeding pending before the California Public Utilities Commission
(CPUC) to determine the market value of its hydroelectric generating assets. The testimony was submitted pursuant to a CPUC ruling which re-opened the hydroelectric valuation proceeding to obtain more information from parties about market valuation in light of the different market conditions experienced during the summer of 2000. The Utility's updated testimony indicates that the market value of the hydroelectric assets ranges from $3.9 billion to $4.2 billion assuming that the assets were sold in a competitive auction or other arm's-length sale.

Updated joint testimony was also submitted by the CPUC's Office of Ratepayer Advocates (ORA), The Utility Reform Network (TURN), and the California Farm Bureau Federation (CFBF). These parties had previously submitted joint testimony in which they recommended a valuation of $2.665 billion. Their updated testimony estimates that recent higher market prices result in an increase in the value of the assets by approximately $943 million although they do not recommend any change to their previous valuation of $2.665 billion. Instead, they recommend that ratepayers receive all future operating profits from hydroelectric generation operations, which, based on higher price forecasts, will ensure that ratepayers obtain the full value of the assets.

Further, the joint parties recommend that the amount of the final market valuation that exceeds book value be used to reduce the Utility's under-collected wholesale power purchase costs recorded in the Utility's regulatory balancing account (the Transition Revenue Account or TRA), rather than crediting the Utility's regulatory balancing account used to track recovery of transition costs (the Transition Cost Balancing Account or TCBA). The Utility intends to oppose this proposal as it would unlawfully delay the completion of transition cost recovery by the Utility as well as delay the end of the rate freeze.

The Utility expects evidentiary hearings in the valuation proceeding to be scheduled for next year.


B.  Pacific Gas and Electric Company's Rate Stabilization Plan

On December 7, 2000, the president of the CPUC, as the commissioner assigned to the Utility's proceeding to consider its recently filed application to adopt a rate stabilization plan, issued a procedural ruling suspending the schedule in the proceeding until further notice. The ruling noted that the CPUC has not yet ruled on the Utility's pending generation divestiture and market valuation applications. The ruling stated that the Utility's application for approval of its rate stabilization plan is premature because the CPUC has not yet made a determination that the rate freeze can end based upon the Utility's estimated market valuation of its hydroelectric assets nor has the CPUC determined that the rate freeze has ended. The ruling suspended proceedings to consider the Utility's application until the CPUC provides further guidance by disposing of the Utility's pending divestiture and market valuation proceedings. The ruling also stated that the Utility's proposed rates under its rate stabilization plan cannot become effective on January 1, 2001, as proposed, without further action of the CPUC. A similar procedural ruling was issued the same day in a proceeding involving Southern California Edison's similar rate stabilization plan application.


C.  CPUC's Post Transition Period Ratemaking Decision

On November 21, 2000, the California Supreme Court denied the Utility's petition seeking review of an appellate decision which had denied the Utility's appeal of the CPUC's October 1999 decision that prohibits the Utility from recovering under-collected wholesale power purchase costs incurred before the Utility completed its transition cost recovery after the transition period ends.

                              SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.




                              PG&E CORPORATION

                              By  LESLIE H. EVERETT
                                  ---------------------
                                  LESLIE H. EVERETT
                                  Vice President and Corporate Secretary



                              PACIFIC GAS AND ELECTRIC COMPANY

                              By  LESLIE H. EVERETT
                                  --------------------
                                  LESLIE H. EVERETT
                                  Vice President and Corporate Secretary




Dated: December 8, 2000